Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of
The Target Portfolio Trust:

We consent to the incorporation by reference, in this registration statement, of our report dated February 25, 2005, on the statements of assets and liabilities of the Large Capitalization Growth Portfolio, Large Capitalization Value Portfolio, Small Capitalization Growth Portfolio, Small Capitalization Value Portfolio, International Equity Portfolio, International Bond Portfolio, Total Return Bond Portfolio, Intermediate-Term Bond Portfolio, Mortgage Backed Securities Portfolio, and U.S. Government Money Market Portfolio (hereafter referred to as the “Trust”), including the portfolios of investments as of December 31, 2004, and the related statements of operations, the statements of changes in net assets and the financial highlights for the year then ended. The financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP
New York, New York
February 25, 2005